Exhibit 99.1

American Software Reports Third Quarter of Fiscal Year 2021 Results

Subscription Fees Increased 29%, Cloud Services Annual Contract Value Increased 24% for the Quarter

ATLANTA--(BUSINESS WIRE)--February 24, 2021--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the third quarter of fiscal year 2021.

Key Third Quarter Financial Highlights:

  Subscription fees were $7.5 million for the quarter ended January 31, 2021, a 29% increase compared to $5.8 million for the same period last year, while Software license revenues were $0.5 million, an 86% decrease compared to $3.7 million for the same period last year, reflecting our continued transition to the Software as a Service (SaaS) engagement model.
  Cloud Services Annual Contract Value (ACV) increased approximately 24% to $31.6 million as of the quarter ended January 31, 2021 compared to $25.5 million as of the same period of the prior year.
  Total revenues for the quarter ended January 31, 2021 decreased 10% to $27.7 million, compared to $30.6 million for the same period of the prior year.
  Recurring revenue streams for Maintenance and Cloud Services were 64% of total revenues in the quarter ended January 31, 2021 compared to 54% in the same period of the prior year.
  Maintenance revenues for the quarter ended January 31, 2021 decreased 6% to $10.2 million compared to $10.8 million for the same period last year.
  Professional services and other revenues for the quarter ended January 31, 2021 decreased 8% to $9.5 million compared to $10.3 million for the same period last year.
  Operating earnings for the quarter ended January 31, 2021 decreased 67% to $0.9 million compared to $2.8 million for the same period last year.
  GAAP net earnings for the quarter ended January 31, 2021 decreased 30% to $2.3 million or $0.07 per fully diluted share compared to $3.3 million or $0.10 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended January 31, 2021, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, decreased 26% to $3.0 million or $0.09 per fully diluted share compared to $4.0 million or $0.12 per fully diluted share for the same period last year.
  EBITDA decreased by 54% to $2.2 million for the quarter ended January 31, 2021 compared to $4.7 million for the same period last year.
  Adjusted EBITDA decreased by 45% to $2.9 million for the quarter ended January 31, 2021 compared to $5.3 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax expense and non-cash stock-based compensation expense.

Key Fiscal 2021 Year to Date Financial Highlights:

  Subscription fees were $20.8 million for the nine months ended January 31, 2021, a 32% increase compared to $15.8 million for the same period last year, while Software license revenues were $1.8 million, a 73% decrease compared to $6.5 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Total revenues for the nine months ended January 31, 2021 decreased 4% to $82.8 million compared to $86.2 million for the same period last year.
  Recurring revenue streams for Maintenance and Cloud Services were 62% of total revenues for the nine-month period ended January 31, 2021 compared to 56% in the same period of the prior year.
  Maintenance revenues for the nine months ended January 31, 2021 were $30.7 million, a 6% decrease compared to $32.7 million for the same period last year.
  Professional services and other revenues for the nine months ended January 31, 2021 decreased 6% to $29.6 million compared to $31.3 million for the same period last year.
  For the nine months ended January 31, 2021, the Company reported operating earnings of approximately $2.5 million compared to $4.5 million for the same period last year, a 45% decrease.
  GAAP net earnings were approximately $5.0 million or $0.15 per fully diluted share for the nine months ended January 31, 2021, a 19% decrease compared to $6.2 million or $0.19 per fully diluted share for the same period last year.
  Adjusted net earnings for the nine months ended January 31, 2021, which excludes stock-based compensation expense and amortization of acquisition-related intangibles, decreased 16% to $7.3 million or $0.22 per fully diluted share, compared to $8.6 million or $0.27 per fully diluted share for the same period last year.
  EBITDA decreased by 36% to $6.9 million for the nine months ended January 31, 2021 compared to $10.8 million for the same period last year.
  Adjusted EBITDA decreased 28% to $8.8 million for the nine months ended January 31, 2021 compared to $12.3 million for the nine months ended January 31, 2020. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $100.8 million and no debt as of January 31, 2021. During the third quarter of fiscal year 2021, the Company paid shareholder dividends of approximately $3.6 million.

“Third quarter fiscal year 2021 saw continued adoption of our cloud services offerings with a 29% growth in Subscription Fees and a 24% increase in Annual Contract Value, reflecting the increasing momentum across the industry towards cloud-based supply chain transformation solutions,” said Allan Dow, CEO and president of American Software. “The impact of unforeseen risks over the last 12 months such as COVID-19 has driven increased interest in supply chain transformation initiatives, helping develop a strong pipeline for our innovative digital supply chain platform for the fourth quarter 2021 and beyond.”

“This past quarter also brought renewed attention to the responsibility of supply chains to help ensure the ethical treatment of workers around the world following actions taken by the United States Customs and Border Protection to seize imports suspected of containing materials produced with forced labor,” continued Dow. “The release of our digital supply chain traceability solution highlights our commitment to help companies ensure transparency across their supply chains and exceed their corporate social responsibility goals.”

Additional highlights for the third quarter of fiscal year 2021 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the third quarter include: Ansell Limited, Bruni Glass S.p.A., C&A Mexico, Cariuma Central Pte. Ltd., Color Image Apparel, Inc., Diversey, Inc., Dixon Valve & Coupling Company, LLC, Dyehard Fan Supply, LLC, Husqvarna AB, John Paul Richard, Rhone Apparel, Spanx, Stony Apparel Corp, The Echo Design Group, Topson Downs of California, Inc., Huhtamaki, Inc., Savant Technologies LLC, Sopal SA, Kyjen Company LLC, McIlhenny Company, and Tencate Geosynthetics.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 11 countries: Australia, France, Ireland, Italy, Mexico, New Zealand, Singapore, Sweden, Tunisia, United Kingdom, and United States.
  Logility, Inc., a wholly owned subsidiary of the Company, invited attendees of the 2020 NextGen Supply Chain Conference to attend the session “Pushing the Efficient Inventory Frontier at The Kraft Heinz Company,” led by David Villalpando, senior analyst, logistics analytics at The Kraft Heinz Company.

Company and Technology

  Logility and New Generation Computing, Inc. (NGC), a wholly owned subsidiary of the Company, announced the availability of a digital traceability solution which allows brand owners and retailers to document the chain of custody from component origin to importer of record. During the quarter, United States Customs and Border Protection announced a region-wide withhold release order on cotton products and tomato products produced in China’s Xinjiang Uyghur Autonomous Region. This new solution ensures that companies can prove their imports are free from suspect materials.
  Logility announced the company won IDC’s SaaS CSAT Award for Supply Chain Management Customer Satisfaction. Logility scored significantly higher than its peers’ average in areas such as low total cost of ownership (TCO), user experience, high availability, industry specialization, out-of-the-box availability, and availability of training. The announcement highlights relentless passion to deliver the highest level of customer service and to ensure its customers around the world can rely on the supply chain innovations the company brings to the market.
  Logility invited attendees to the webcast, “Thriving Through a Period of Disruption.” The discussion included industry experts David Maloney, editorial director, Supply Chain Quarterly, and Mac McGary, executive vice president, Logility. The live webcast explored how resilient planning helps protect organizations through disruptions and optimizes supply chains for a stronger outlook.
  NGC president Mark Burstein was accepted as a member of the Forbes Technology Council, an invitation-only community of leading technology executives. As a member of the Forbes Technology Council, Burstein shares his expertise on the intersection of supply chain technology in regular contributions to Forbes.
  NGC was named a leading retail software company in the RIS Software LeaderBoard for 2021. NGC was named among the top 20 vendors in 17 categories, including top three rankings in nine categories such as Overall Performance, Customer Satisfaction for Apparel Vendors, Return on Investment and Total Cost of Operation.
  Demand Management, Inc., a wholly owned subsidiary of Logility, was named one of Food Logistics’ FL100+ Top Software and Technology Providers for 2020. This marked the company’s twelfth time receiving the award.
  Logility announced and invited attendees to the webcast, “Roadmap to Overcoming Five Obstacles to Achieving Multi-Echelon Inventory Optimization.” The discussion featured industry experts Martijn Lofvers, founder and chief trendwatcher, Supply Chain Media; Jonathan Jackman, vice president, EMEA, Logility; and Gokhan Usanmaz, product owner, innovation, Logility. This live event explored how Multi-Echelon Inventory Optimization (MEIO) can help improve customer service levels while removing excess and obsolete inventory.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), through its operating entities delivers an innovative technical platform with AI-powered capabilities for supply chain management and advanced retail planning that is accelerating digital supply chain optimization from product concept to customer availability. Logility, Inc., is helping large enterprise companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products and Red Wing Shoe Company. Demand Management, Inc. delivers affordable, easy-to-use supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. New Generation Computing, Inc. powers the digital supply chain to enable apparel brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development, and optimizing sourcing and distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio delivered in the cloud includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, vendor quality and compliance, and product traceability. For more information about American Software, please visit www.amsoftware.com, call (404) 364-7615 or email kliu@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under existing customer contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results or performance to differ materially from what is anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty and the timing and degree of business recovery; the irregular pattern of the Company’s revenues; dependence on particular market segments or customers; competitive pressures; market acceptance of the Company’s products and services; technological complexity; undetected software errors; potential product liability or warranty claims; risks associated with new product development; the challenges and risks associated with integration of acquired product lines, companies and services; uncertainty about the viability and effectiveness of strategic alliances; the Company’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Kevin Liu, American Software, Inc., (626) 657-0013 or email kliu@amsoftware.com.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2021	2020	Pct Chg.	2021	2020	Pct Chg.
Revenues:
Subscription fees	$7,486	$5,802	29%	$20,815	$15,752	32%
License fees	530	3,695	(86%)	1,767	6,519	(73%)
Professional services & other	9,495	10,308	(8%)	29,551	31,271	(6%)
Maintenance	10,172	10,795	(6%)	30,709	32,651	(6%)
Total Revenues	27,683	30,600	(10%)	82,842	86,193	(4%)

Cost of Revenues:
Subscription services	3,062	1,976	55%	8,767	6,711	31%
License fees	288	1,582	(82%)	1,516	3,969	(62%)
Professional services & other	7,178	7,764	(8%)	22,632	22,712	0%
Maintenance	1,894	1,836	3%	5,608	5,551	1%
Total Cost of Revenues	12,422	13,158	(6%)	38,523	38,943	(1%)
Gross Margin	15,261	17,442	(13%)	44,319	47,250	(6%)
Operating expenses:
Research and development	4,475	4,659	(4%)	13,278	14,087	(6%)
Less: capitalized development	(233)	(806)	(71%)	(604)	(2,697)	(78%)
Sales and marketing	5,029	5,519	(9%)	15,202	16,246	(6%)
General and administrative	5,002	5,194	(4%)	13,833	14,890	(7%)
Provision for doubtful accounts	-	-	-	-	33	-
Amortization of acquisition-related intangibles	53	57	(7%)	159	232	(31%)

Total Operating Expenses	14,326	14,623	(2%)	41,868	42,791	(2%)
Operating Earnings	935	2,819	(67%)	2,451	4,459	(45%)
Interest Income & Other, Net	1,432	978	46%	2,722	2,215	23%
Earnings Before Income Taxes	2,367	3,797	(38%)	5,173	6,674	(22%)
Income Tax Expense	56	511	(89%)	136	477	(71%)
Net Earnings	$2,311	$3,286	(30%)	$5,037	$6,197	(19%)
Earnings per common share: (1)
Basic	$0.07	$0.10	(30%)	$0.16	$0.20	(20%)
Diluted	$0.07	$0.10	(30%)	$0.15	$0.19	(21%)

Weighted average number of common shares outstanding:
Basic	32,628	31,955		32,485	31,611
Diluted	33,293	32,668		33,107	32,260

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2021	2020	Pct Chg.	2021	2020	Pct Chg.
NON-GAAP Operating Earnings:
Operating Income (GAAP Basis)	$935	$2,819	(67%)	$2,451	$4,459	(45%)
Amortization of acquisition-related intangibles	96	315	(70%)	718	1,289	(44%)
Stock-based compensation	703	564	25%	1,901	1,510	26%
NON-GAAP Operating Earnings:	1,734	3,698	(53%)	5,070	7,258	(30%)

Non-GAAP Operating Earnings, as a % of revenue	6%	12%		6%	8%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2021	2020	Pct Chg.	2021	2020	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,311	$3,286	(30%)	$5,037	$6,197	(19%)
Income Tax Expense	56	511	(89%)	136	477	(71%)
Interest Income & Other, Net	(1,432)	(978)	46%	(2,722)	(2,215)	23%
Amortization of intangibles	1,093	1,723	(37%)	3,976	5,834	(32%)
Depreciation	154	159	(3%)	465	476	(2%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	2,182	4,701	(54%)	6,892	10,769	(36%)

Stock-based compensation	703	564	25%	1,901	1,510	26%
Adjusted EBITDA	$2,885	$5,265	(45%)	$8,793	$12,279	(28%)

EBITDA, as a percentage of revenues	8%	15%		8%	12%

Adjusted EBITDA, as a percentage of revenues	10%	17%		11%	14%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2021	2020	Pct Chg.	2021	2020	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,311	$3,286	(30%)	$5,037	$6,197	(19%)
Amortization of acquisition-related intangibles (2)	80	273	(71%)	617	1,119	(45%)
Stock-based compensation (2)	589	488	21%	1,631	1,309	25%
Adjusted Net Earnings	$2,980	$4,047	(26%)	$7,285	$8,625	(16%)

Adjusted non-GAAP diluted earnings per share	$0.09	$0.12	(25%)	$0.22	$0.27	(19%)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2021	2020	Pct Chg.	2021	2020	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.07	$0.10	(30%)	$0.15	$0.19	(21%)
Amortization of acquisition-related intangibles (2)	-	0.01	nm	0.02	0.04	(50%)
Stock-based compensation (2)	0.02	0.01	100%	0.05	0.04	25%
Adjusted Net Earnings	0.09	$0.12	(25%)	0.22	$0.27	(19%)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2021	2020	Pct Chg.	2021	2020	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$43	$258	(83%)	$559	$1,057	(47%)
Operating expenses	53	57	(7%)	159	232	(31%)
Total amortization of acquisition-related intangibles	$96	$315	(70%)	$718	$1,289	(44%)

Stock-based compensation
Cost of revenues	$37	$43	(14%)	$103	$94	10%
Research and development	56	44	27%	130	117	11%
Sales and marketing	104	102	2%	257	260	(1%)
General and administrative	506	375	35%	1,411	1,039	36%
Total stock-based compensation	$703	$564	25%	$1,901	$1,510	26%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.07 and $0.16 for the three and nine months ended January 31, 2021, respectively. Diluted per share for Class B shares under the two-class method are $0.10 and $0.20 for the three and nine months ended January 31, 2020, respectively.

(2) - Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three and nine month periods ended January 31, 2021 of 16.2% and 14.2% and 13.5% and 13.3% for the three and nine month periods ended January 31, 2020, respectively.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	January 31,	April 30,
	2021	2020

Cash and Cash Equivalents	$86,721	$79,814
Short-term Investments	14,052	14,161
Accounts Receivable:
Billed	17,804	22,582
Unbilled	1,954	2,425
Total Accounts Receivable, net	19,758	25,007
Prepaids & Other	6,161	6,684
Current Assets	126,692	125,666

Investments - Non-current	-	701

PP&E, net	3,368	3,373
Capitalized Software, net	5,708	8,362
Goodwill	25,888	25,888
Other Intangibles, net	413	1,132
Deferred Sales Commissions - Non-current	1,842	2,177
Lease Right of Use Assets	1,635	2,053
Other Non-current Assets	1,878	1,941
Total Assets	$167,424	$171,293

Accounts Payable	$1,696	$1,643
Accrued Compensation and Related costs	4,337	6,635
Dividend Payable	3,597	3,547
Operating Lease Obligation - Current	774	763
Other Current Liabilities	987	643
Deferred Revenues - Current	32,023	34,227
Current Liabilities	43,414	47,458

Operating Lease Obligation - Non-current	975	1,424
Deferred Tax Liability - Non-current	2,572	2,897
Other Long-term Liabilities	113	92
Long-term Liabilities	3,660	4,413

Total Liabilities	47,074	51,871

Shareholders' Equity	120,350	119,422

Total Liabilities & Shareholders' Equity	$167,424	$171,293

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Nine Months Ended
	January 31,
	2021	2020

Net cash provided by operating activities	$13,933	$13,112

Capitalized computer software development costs	(604)	(2,697)
Purchases of property and equipment, net of disposals	(461)	(339)

Net cash used in investing activities	(1,065)	(3,036)

Dividends paid	(10,696)	(10,392)
Proceeds from exercise of stock options	4,735	7,837

Net cash used in financing activities	(5,961)	(2,555)

Net change in cash and cash equivalents	6,907	7,521
Cash and cash equivalents at beginning of period	79,814	61,288

Cash and cash equivalents at end of period	$86,721	$68,809

Contacts

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477